Exhibit 99.1

CyberOptics Reports First Quarter Operating Results

Reaffirms Previously-Issued Second Quarter Guidance for Sales of $16-$19 Million

Minneapolis, MN—April 25, 2017—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the first quarter of 2017 ended March 31.

•	Consistent with previously issued guidance, sales totaled $11.9 million, compared to $19.1 million in the first quarter of 2016. Revenue in the year-earlier period was particularly strong, driven by $2.5 million of sales of MX600 memory module inspection systems, follow-on orders of $4.0 million for SQ3000 3D MRS-enabled automated optical inspection (AOI) systems, and robust orders for legacy and 3D MRS-enabled sensors.

•	CyberOptics reported a net loss of $214,000 or $0.03 per share in the first quarter of 2017, compared to earnings of $2.3 million or $0.33 per diluted share in the year-earlier period.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “Our first quarter revenue, which was consistent with our previously-issued guidance for this period, reflects the timing of orders and acceptances for 3D MRS-enabled systems and sensors as well as the difficult comparison with last year’s strong first quarter. Order activity for our portfolio of SQ3000 3D AOI system products was solid in the first quarter and we are particularly encouraged by our growing pipeline of opportunities for large projects involving multiple SQ3000 systems. We anticipate that some of these opportunities will generate significant revenue in the second quarter. As a result, we are reaffirming our previous guidance calling for second quarter 2017 sales of $16 to $19 million. We also continue to believe that we will deliver solid growth for full-year 2017, driven by our 3D MRS-enabled systems and sensors and WaferSense/ReticleSense portfolio for the semiconductor capital equipment market. At the same time, we are making significant progress with a research and development initiative aimed at applying our 3D MRS technology to front-end and mid-end semiconductor inspection, which could have a major impact on our long-term performance.”

CyberOptics’ growing pipeline of opportunities for large projects involving multiple SQ3000 systems is driven by the competitive advantages of its disruptive 3D MRS technology platform, which is enabling the company to capitalize upon the growing demand for high-precision inspection. For this reason, CyberOptics believes it can drive its percentage share of the rapidly growing worldwide 3D AOI market into the low double-digits in 2017.

The second quarter and full-year outlook for 3D MRS-enabled sensors is also promising. Sales generated by CyberOptics’ long-term supply agreement with KLA-Tencor are expected to grow strongly as the company’s 3D sensors are now becoming standard on KLA-Tencor back-end semiconductor inspection systems utilizing 3D optical inspection. The company also is optimistic about the outlook for its legacy 2D LaserAlign sensors for traditional OEM customers.

As previously reported, CyberOptics has made continued progress at advancing its MRS-enabled 3D sensor technology. Features of 50 microns, including devices with mirror-like finishes, are being measured consistently in the research lab, and further progress has been made toward measuring sub-50 micron features. This progress is essential for making MRS-enabled 3D sensor technology applicable to mid-end semiconductor inspection within two years and front-end inspection within four years. If this initiative proves to be commercially viable, the available market opportunity for CyberOptics could be significant.

First quarter sales of semiconductor products, primarily the WaferSense/ReticleSense product line, rose 9% year-over-year. In response to customer demand, CyberOptics is developing additional product offerings to address other applications in semiconductor fabs and flat panel display manufacturing. Strong future sales growth is anticipated for the WaferSense/ReticleSense portfolio.

Based upon positive feedback from customer demonstrations and evaluations in such diverse areas as 3D printing, medical devices and cell phone components, the company remains confident that it’s recently introduced CyberGage360 3D Scanning System should become an important contributor to CyberOptics’ long-term sales growth. Toward this end, the company is continuing to strengthen its CyberGage sales channel and demonstrate the system at key industry trade shows. Consistent with previous statements that potential customers are taking longer than initially anticipated to evaluate the functionality and benefits of this general metrology inspection system, no CyberGage sales were recorded in the first quarter. Given the length of the evaluation and sales cycle, CyberOptics is forecasting nominal CyberGage sales in the second quarter and steadily increasing sales growth during the latter stages of 2017.

Kulkarni said: “The majority of our first quarter-end backlog of $10.9 million is expected to ship in the second quarter and we have a promising pipeline of sales prospects for our SQ3000 3D AOI products. As a result, sales of $16-$19 million and a strong earnings rebound are forecasted for the second quarter of 2017 ending June 30. We believe the sales momentum for our 3D MRS-enabled systems and sensors and suite of semiconductor products should continue building during the second half, which would make 2017 another year of solid growth and profitability.”

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high precision sensing technology solutions. CyberOptics’ sensors are used in general purpose metrology and 3D scanning, surface mount technology (SMT) and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the success of CyberGage360; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

First Quarter Conference Call and Replay

CyberOptics will review its first quarter operating results in a conference call at 4:30 PM Eastern today. Investors can access this call toll-free at 888-452-4034 prior to the start of the call by providing the conference ID: 6375418. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the first quarter conference call will be available one hour after the call toll-free at 888-203-1112 with the 6375418 access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended March 31,
	2017	2016

Revenue	$11,920	$19,114
Cost of revenue	6,522	11,170
Gross margin	5,398	7,944
Research and development expenses	1,950	2,030
Selling, general and administrative expenses	3,970	3,506
Amortization of intangibles	17	17
Income (loss) from operations	(539)	2,391
Interest income and other	(88)	(85)
Income (loss) before income taxes	(627)	2,306
Provision (benefit) for income taxes	(413)	43
Net income (loss)	$(214)	$2,263
Net income (loss) per share - Basic	$(0.03)	$0.33
Net income (loss) per share - Diluted	$(0.03)	$0.33
Weighted average shares outstanding - Basic	6,912	6,777
Weighted average shares outstanding - Diluted	6,912	6,835

Condensed Consolidated Balance Sheets

	March 31, 2017
	(Unaudited)	Dec. 31, 2016
Assets
Cash and cash equivalents	$7,926	$10,640
Marketable securities	6,410	6,493
Accounts receivable, net	10,981	10,895
Inventories	13,597	11,531
Other current assets	1,676	1,535
Total current assets	40,590	41,094

Marketable securities	8,889	8,728
Intangible and other assets, net	1,802	1,804
Fixed assets, net	2,232	2,438
Other assets	198	193
Deferred tax assets	5,952	5,323
Total assets	$59,663	$59,580

Liabilities and Stockholders’ Equity
Accounts payable	$7,146	$6,217
Accrued expenses	2,493	4,084
Total current liabilities	9,639	10,301

Other liabilities	343	381
Total liabilities	9,982	10,682

Total stockholders’ equity	49,681	48,898
Total liabilities and stockholders’ equity	$59,663	$59,580